EXHIBIT 99.1
REGISTRANT’S FORM 8-K EFFECTIVE 11-22-2006

EVERGREENBANCORP, INC. ISSUES $7 MILLION
OF TRUST PREFERRED SECURITIES

SEATTLE, WASHINGTON (MARKETWIRE) November 27, 2006 —EvergreenBancorp, Inc. (OTCBB: EVGG), announced today that on November 22, 2006 it completed the sale of trust preferred securities in the aggregate amount of $7 million. The securities were issued by an unconsolidated special purpose business trust formed by the company and were sold in a pooled offering.

The trust preferred securities have a rate of interest that will be reset quarterly, equal to the three-month LIBOR plus 1.70%.

President and CEO Gerald Hatler said, “The company downstreamed the proceeds from the transaction to its wholly-owned subsidiary, EvergreenBank, and the funds will be used for branch expansion, loan growth, and general corporate purposes.”

EvergreenBancorp, Inc. is a bank holding company headquartered in Seattle, Washington. Its wholly-owned subsidiary, EvergreenBank, was formed in 1971 and is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The bank is an award-winning institution, named in 2005 as one of the “best companies to work” for by Washington CEO magazine, as well as “best rated bank service” by Consumer Checkbook Magazine. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services.

EvergreenBancorp’s stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any state.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

Contact:
Gordon D. Browning
Executive VP & CFO
206/749-7350